Exhibit 4.4
AMENDMENT NO. 2 TO
THE SANTARUS, INC.
AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN
     THIS AMENDMENT NO. 2 TO THE SANTARUS, INC. AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN (this “Amendment”), dated as of January 1, 2007, is made and adopted by SANTARUS, INC., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).
RECITALS
     WHEREAS, the Company maintains the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”);
     WHEREAS, the Company desires to amend the Plan as set forth below;
     WHEREAS, pursuant to Section 14.1 of the Plan, the Plan may be amended by the Board of Directors of the Company; and
     WHEREAS, the Board of Directors of the Company has approved this Amendment pursuant to resolutions adopted effective January 1, 2007.
     NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:
     1. Section 2.1(n) of the Plan is hereby amended in its entirety to read as follows:
          “(n) “Fair Market Value” shall mean, as of any date, the value of Stock determined as follows:
               (1) If the Stock is listed on any established stock exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange on the date of determination (or the most recent preceding day on which sales were reported if none were reported on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
               (2) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of determination (or the most recent preceding day on which bid and asked prices were reported if none were reported on such date), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
               (3) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.
     2. This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

     I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Santarus, Inc. effective as of January 1, 2007.

By:	/s/ Debra P. Crawford

Name:	Debra P. Crawford
Title:	SVP, Chief Financial Officer, Treasurer and Secretary

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